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Exhibit 10.71                                                        Page 1 of 7


                                                                   EXHIBIT 10.71

                              SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter "Settlement Agreement") is made and entered into this day of June 2003 ("Effective Date") by and between Pac-West Telecomm, Inc. ("Pac-West"), a California corporation, and SBC Telecommunications, Inc. on behalf of and as agent for Pacific Bell Telephone Company d/b/a SBC California ("SBC California"). Pac-West and SBC California are referred to individually herein as a "Party" and collectively herein as the "Parties." Capitalized terms not defined herein shall have the meaning ascribed to them in the applicable Interconnection Agreement.

                                    PREAMBLE

WHEREAS, the Parties entered into a Local Interconnection Agreement dated March 15, 1996, and effective June 29, 1996 (the "1996 Agreement");

WHEREAS, the Parties entered into a Local Interconnection Agreement dated June 24, 1999, and effective June 29, 1999 (the "1999 Agreement");

WHEREAS, the Parties entered into a Settlement Agreement effective October 29, 2002:

WHEREAS, the Parties arbitrated a new Interconnection Agreement that was approved by the Public Utilities Commission of the State of California and became effective on May 15, 2003 (the "2003 Agreement");

WHEREAS, SBC California has disputed the amounts owed by SBC California to Pac-West for any and all traffic including, without limitation, Local, Internet Service Provider ("ISP"), and intrastate IntraLATA Toll traffic (excluding interstate, InterLATA, operator services and Feature Group A traffic) (collectively the "Traffic") transported to and/or terminated by Pac-West for the entire period prior to June 1, 2003 ("SBC California Compensation Dispute");

WHEREAS, Pac-West (i) purchased certain DS-3 facilities, including multiplexing, from SBC California and subsequently purchased a SONET facility, including multiplexing, from SBC California, (ii) SBC California would not allow Pac-West to move certain local interconnection traffic on to the SONET facility without an amendment to its 1996 Agreement, and (iii) Pac-West, therefore, claimed SBC California inappropriately charged Pac-West for both the SONET facility and the DS-3 facilities, including multiplexing, carrying local interconnection traffic for the entire period prior to June 1, 2003 ("SONET Dispute");

WHEREAS, Parties disagree whether SBC California is required to provide all facilities and multiplexing for the transport of the local interconnection trunks to Pac-West's points of interconnection ("POIs") and whether SBC California should credit Pac-West for the associated charges for certain SONET facilities and multiplexing services ordered by Pac-West used to carry local interconnection trunks to its POI for the entire period prior to June 1, 2003 ("Interconnection Dispute");

WHEREAS, Pac-West acknowledges and agrees that all amounts invoiced by SBC California as of the Effective Date of this Settlement Agreement to Pac-West for any and all Traffic transported to and/or terminated by SBC California for the entire period prior to the effective date of this Settlement
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Exhibit 10.71                                                        Page 2 of 7


Agreement, are due and owing, but Pac-West disputes it owes SBC California any additional unbilled amounts for such Traffic for the entire period prior to June 1, 2003 ("Pac-West Compensation Dispute");

WHEREAS, the above mentioned disputes shall be referred to herein collectively as the "Disputes;" and


WHEREAS, the Parties have resolved amicably differences between them concerning the Disputes and corresponding charges.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the other, Pac-West and SBC California, each intending to be legally bound hereby, covenant and agree as follows:

                                   AGREEMENT

1. The foregoing Recitals are hereby incorporated into and made a part of this Settlement Agreement.

2. Subject to the reservation of rights as set forth below, SBC California shall pay to Pac-West within five (5) business days of receipt by SBC California of this Settlement Agreement signed by Pac-West, the sum of Nine Million Dollars ($9,000,000) ("Settlement Amount"). The Payment shall apply as payment in full of any and all charges including, without limitation, Late Payment Charges that Pac-West asserts SBC California owes (whether billed, unbilled, known or unknown or otherwise) for (i) the SBC California Compensation Dispute, (ii) the SONET Dispute, and (iii) the Interconnection Dispute.

3. Each Party shall credit, where applicable, the balance of charges on the invoices covered by this Settlement Agreement immediately following the receipt of the Settlement Amount. As a result, pursuant to this Settlement Agreement, upon payment of the Settlement Amount by SBC California and issuance of credit by Pac-West, the balance of charges, credits and payments due from SBC California to Pac-West shall be zero (0) for (i) any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to June 1, 2003,
(ii) any charges or credits associated with the SONET facility and the DS-3 facilities, including multiplexing, carrying local interconnection traffic for the entire period prior to June 1, 2003, and (iii) any charges or credits for local interconnection trunks, including multiplexing charges, to transport traffic to Pac-West's POI for the entire period prior to June 1, 2003. In addition, pursuant to this Settlement Agreement, upon payment of the Settlement Amount by SBC California, payment by Pac-West to SBC California of all amounts invoiced by SBC California as of the Effective Date of this Settlement Agreement for any and all Traffic transported to and/or terminated by SBC California for the entire period prior to June 1, 2003 and issuance of any applicable credits by SBC California, the balance of charges, credits and payments due from Pac-West to SBC California shall be zero (0) for any and all Traffic transported to and/or terminated by SBC California for the entire period prior to June 1, 2003. Neither Party shall send the other Party any further charges or claims related to the aforementioned Disputes. Each Party shall make the appropriate credit on the next applicable invoice sent after the execution date of this Settlement Agreement and receipt of the aforesaid payments. Except as otherwise provided in this Agreement, the above-referenced payments and credits shall be final and shall not be subject to any audit, verification, true-up, adjustment, or claim for refund.

RESOLUTION OF ISSUES.

4. The Parties agree that except as set forth in Section 5 below regarding reservation of rights, the Parties
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Exhibit 10.71                                                        Page 3 of 7


have settled all issues, both known and unknown, regarding amounts owed by SBC California to Pac-West (whether billed, unbilled, known or unknown or otherwise) for (i) any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to June 1, 2003, (ii) any charges or credits associated with the SONET facility and the DS-3 facilities, including multiplexing, carrying local interconnection traffic for the entire period prior to June 1, 2003, and
(iii) any charges or credits for local interconnection trunks, including multiplexing charges, to transport traffic to Pac-West's POIs for the entire period prior to June 1, 2003. The Parties also agree that except as set forth in
Section 5 below regarding reservation of rights and subject to payment by Pac-West to SBC California of all amounts invoiced by SBC California as of the Effective Date of this Settlement Agreement for any and all Traffic transported to and/or terminated by SBC California for the entire period prior to June 1, 2003, the Parties have settled all issues, both known and unknown, regarding amounts owed by Pac-West to SBC California (whether billed, unbilled, known or unknown or otherwise) for reciprocal compensation for any and all Traffic transported to and/or terminated by SBC California for the entire period prior to June 1, 2003. Each Party reserves all of its rights to take any position on these types of charges after such specified time periods. .

RESERVATION OF RIGHTS.

5. This Settlement Agreement shall in no way prohibit, act as a waiver or acceptance, or otherwise preclude the Parties from: (i) challenging any arbitration decisions, or any other Commission order, or any other decision, opinion, order, rule, or regulation ordering it to pay reciprocal compensation on ISP traffic; or (ii) asserting any rights on any other issue relating to or arising out of the payment of reciprocal compensation on ISP traffic not expressly covered by this Settlement Agreement.

6. Pac-West hereby agrees that nothing contained in this Settlement Agreement constitutes or shall be deemed to constitute a waiver by SBC California of any right of recoupment and/or any right of set-off that SBC California may have with respect to Pac-West and, further agrees that any right of recoupment and/or any right of set-off that SBC California may have with respect to Pac-West or, in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, Pac-West's estate shall survive and be preserved even after confirmation of any plan of reorganization despite any discharge that might be granted to Pac-West under Section 1141 of the Bankruptcy Code and any effect given to that discharge under Section 524 of the Bankruptcy Code.

RELEASES AND DISCHARGES.

7. Pac-West, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges SBC California and its predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for contract, tort and other claims, and including, without limitation, claims based on negligence or strict liability, compensatory, equitable and/or injunctive relief general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which Pac-West has against SBC California arising directly or indirectly out of or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States
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Exhibit 10.71                                                        Page 4 of 7



Code, any and all causes of action which Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized Pac-West entity (or their successors and assigns) may have against SBC California under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes for the entire period prior to May 1, 2003. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by Pac-West relating in any way to the aforementioned Disputes.

8. SBC California, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representatives, or any reorganized Pac-West (or their successors and assigns) and their predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for contract, tort and other claims, and including, without limitation, claims based on negligence or strict liability, compensatory, equitable and/or injunctive relief, general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which SBC California has against Pac-West arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, any and all causes of action which SBC California, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized SBC California entity (or their successors and assigns) may have against Pac-West under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes for the entire period prior to May 1, 2003. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by SBC California relating in any way to the aforementioned Disputes.

9. Notwithstanding anything contained in this Settlement Agreement to the contrary, the Parties acknowledge and agree, and it is the intent of the Parties that the only matters being resolved by this Settlement Agreement are the items explicitly defined as Disputes herein and that no other claims are encompassed within the releases granted in this Settlement Agreement.

10.Waiver of California Civil Code 1542. With respect to the releases set forth above ("Releases"), Pac-West and SBC California further agree that if, subsequent to the execution of the Releases, Pac-West or SBC California incur or suffer loss, damage, or injuries that are in any way related to or caused by the Disputes set forth above, but that are unknown and unanticipated at the time the Releases are signed, the following applies:

      (1) Pac-West or SBC California, as the case may be, assume the above-mentioned risks and understand that the Releases SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED RESULTS OF THE TRANSACTIONS AND OCCURRENCES DESCRIBED ABOVE AND DEFINED AS "DISPUTES", AS WELL AS THOSE KNOWN AND ANTICIPATED, and
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Exhibit 10.71                                                        Page 5 of 7


      upon advice of counsel, Pac-West and SBC California do each hereby waive any and all rights under California Civil Code 1542, which section has been duly explained and reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release."

      (2) Pac-West and SBC California represent that they have each obtained the advice of legal counsel prior to signing these Releases, and that they execute these Releases voluntarily, with full knowledge of their significance, and with the express intention of effecting the legal consequences provided by California Civil Code 1541, i.e., "the extinguishments of all obligations."

      (3) This Settlement Agreement shall constitute and is a general release of the Disputes as defined herein. The Parties each represent and warrant to the other that they have not heretofore assigned or transferred, or purported to assign or transfer, any claim, demand, debt, liability or cause of action herein released. Except as otherwise expressly provided herein, the above Releases do not apply to the rights, liabilities and obligations created by this Settlement Agreement.

EFFECTIVE DATE.

11. The Parties agree that the terms and conditions of this Settlement Agreement shall take effect immediately upon execution of this Settlement Agreement; provided, however, that should any third party challenge this Settlement Agreement, or any portion thereof, in any venue for any reason and such challenge is successful in rescinding or otherwise reversing or nullifying any portion of this Settlement Agreement, then this Settlement Agreement shall be deemed void ab initio and each of the Parties shall be returned to the position that each was in prior to the execution of this Settlement Agreement. Both Parties will take all reasonable measures to defend this Settlement Agreement.

CONFIDENTIALITY.

12. In consideration of this Settlement Agreement, the Parties agree and acknowledge that the terms of this Settlement Agreement are intended to be strictly confidential, and they agree not to disclose directly or indirectly any of the terms of the Settlement Agreement, other than the existence of this Settlement Agreement, to any person not a party to this Settlement Agreement, with the exception of disclosures to (1) their attorneys, for the sole purpose of obtaining legal counsel; (2) their accountants, and/or financial advisors, for the sole purpose of obtaining accounting or financial advice; (3) such governmental officers, including judicial courts, regulatory agencies or equivalent forums in order to enforce this Settlement Agreement or address any dispute hereunder; and (4) judicial court or regulatory agency as may be required by law. Subject to the exceptions identified in item (3) above, neither Party shall voluntarily offer this Settlement Agreement, its existence or its terms as evidence in any judicial, administrative or other legal proceedings between the Parties. The Parties agree that they will notify each other in writing within ten (10) calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this non-disclosure provision. Any notices required under this paragraph shall be served upon the Parties via telecopier and overnight priority mail as follows:

      For Pac-West:

      John Sumpter
      Vice President --Regulatory
      Pac-West Telecomm, Inc.
      1776 March Lane
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Exhibit 10.71                                                        Page 6 of 7


      Stockton, CA 95207
      Telephone No. (209) 926-3136
      Facsimile No. (209) 926-4585

      For SBC California:

      Contract Administration
      ATTN: Notices Manager
      311 S. Akard, 9th Floor
      Four SBC Plaza
      Dallas, TX 75202-5398

The Parties explicitly acknowledge that some aspects of this settlement may be material events requiring appropriate disclosure by Pac-West in accordance with the regulations, guidelines, and requirements of the U.S. Securities and Exchange Commission. Further, the Parties agree that disclosure in substantially the following form by Pac-West (as to which disclosure, Pacific expresses no opinion regarding its adequacy, necessity or completeness under the securities laws or any other laws) will not be deemed to be a violation of Paragraph 14:

"

"On June ____, 2003, Pac-West entered into a Settlement Agreement with SBC California regarding various disputes between the parties for charges billed in prior periods through June 1, 2003. Under the terms of the Settlement Agreement, SBC California agreed to pay Pac-West $9 million."

NO ADMISSION.

13. This Settlement Agreement is not, and shall not, in any way be construed to be an admission by either Party, or any of their former or current parent companies, successors, assigns, affiliates, subsidiaries, directors, officers, employees and agents, that any one of them has acted wrongfully and/or illegally in any manner and the settlement set forth herein shall not be construed by any person or in any court, agency or tribunal whatsoever as a present or past admission of liability.

DISPUTE RESOLUTION.

14.The Parties agree that in the event of a default or violation hereunder, or for any dispute arising under this Settlement Agreement, the Parties shall follow the dispute resolution procedures set forth in the then current Interconnection Agreement.

Entire Agreement.

15. The Settlement Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Any modifications of this Settlement Agreement shall be in writing and signed by both Parties.

GOVERNING LAW.

16. The validity, construction, enforcement and effect of this Settlement Agreement shall be governed
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Exhibit 10.71                                                        Page 7 of 7


by the laws of the State of California, and all proceedings, legal or equitable, hereunder, must be brought before a court of competent jurisdiction.

AUTHORITY.

17.Each person whose signature appears on this Settlement Agreement on behalf of a Party represents that he or she has authority to bind such Party and acknowledges that the other Party is and will be acting in reliance upon said representation in acting upon the terms and conditions hereof.

COUNTERPARTS.

18. This Settlement Agreement may be signed in counterparts. The execution date of this Settlement Agreement shall be the date of the last required signature affixed hereto.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their duly authorized officers as of the day and year first above written.

PAC-WEST TELECOMM, INC.                SBC TELECOMMUNICATIONS, INC. ON BEHALF OF
                                       AND AS AGENT FOR PACIFIC BELL TELEPHONE
                                       COMPANY



Signature:/s/Robert C. Morrison        Signature:/s/David D Kerr

Name: Robert C. Morrison               Name: David D Kerr

(Print or Type)

Title: Vice President and General      Title: President - Industry Markets
Counsel
                                       (Print or Type)
(Print or Type)


Date: June 26, 2003                    Date: June 26, 2003